EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-18929 and 333-82953) on Form S-3 and the registration statements (File Nos. 333-108162, 333-39299, 2-64600, 2-81590, 33-32692, 2-66654 and 33-54084) on Form S-8 of Noble Energy, Inc. of our report dated December 23, 2003 with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Form 8-K of Noble Energy, Inc. dated January 16, 2004.

KPMG LLP

Houston, Texas
January 9, 2004